                                                                                                                                                Exhibit 15

Freeport-McMoRan Copper & Gold Inc.

1615 Poydras St.

New Orleans, LA  70112

May 4, 2004

To the Board of Directors and Stockholders of Freeport-McMoRan Copper & Gold Inc.:

We are aware of the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-31584, 333-72760, 333-104564 and 333-114430) and in the related Prospectus, Form S-4 (File Nos. 333-104563 and 333-114217) and in the related Prospectus, and Form S-8 (File Nos. 33-63267, 33-63269, 33-63271, 333-85803, 333-105535 and 333-115292) of Freeport-McMoRan Copper & Gold Inc. of our report dated May 4, 2004 relating to the unaudited condensed interim financial statements of Freeport-McMoRan Copper & Gold Inc. that is included in its Form 10-Q for the quarter ended March 31, 2004.

Very truly yours,

/s/Ernst & Young LLP